Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-279211, 333-269638, 333-261036, 333-228297, 333-207987, 333-190935, 333-186480, 333-180126, 333-172173, and 333-166403) of Alpha and Omega Semiconductor Limited of our report dated August 23, 2024, relating to the consolidated financial statements, the financial statement schedule, and the effectiveness of internal control over financial reporting of Alpha and Omega Semiconductor Limited, appearing in this Annual Report on Form 10-K of Alpha and Omega Semiconductor Limited for the year ended June 30, 2024.

/s/ BAKER TILLY US, LLP
San Jose, California

August 23, 2024